CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated August 25, 2017, accompanying the financial statements of Van Kampen Focus Portfolios Insured Income Trust, Series 93 (included in Van Kampen Focus Portfolios, Taxable Income Series 9) as of April 30, 2017, and for each of the three years in the period ended April 30, 2017 and the financial highlights for each of the five years in the period ended April 30, 2017, contained in this Post-Effective Amendment No. 15 to Form S-6 (File No. 333-88902) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
August 25, 2017